Exhibit 16.1

June 11, 2009

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C.  20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 10, 2009, to be filed by our former client, Hythiam, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP
Los Angeles, California